Exhibit 10.1
October 20, 2023
PERSONAL & CONFIDENTIAL

F. Porter Stansberry
VIA EMAIL: [ * ]

RE: Chairman and CEO Offer Terms
Dear Porter:
We are pleased to confirm your appointment as Chairman of the Board of Directors (the “Board”) and Chief Executive Officer (“CEO”) of MarketWise, Inc. (together with its subsidiaries, affiliates, and/or successors, the “Company”).
In your capacity as CEO, your duties will include those customarily associated with this position.
This letter (“Letter Agreement”) shall include the related terms and conditions of your service to the Company in connection with your role as Chairman of the Board and CEO, effective as of October 18, 2023. (“Effective Date”).
•Title and Reporting Relationship. As Chief Executive Officer, you will report to the Board.

•Base Salary. Your annualized base salary as CEO will be $1.00, which will be paid on or before December 31 of each calendar year. Your position is exempt from overtime pay. Effective as of the Effective Date, you are no longer eligible for compensation in any form, related to service on the Board pursuant to the Company’s Non-Employee Director Compensation Policy (as amended from time to time) or otherwise.

•Annual Incentive Bonus. Each performance year, you will be eligible to receive an annual discretionary incentive bonus (the “Annual Incentive Bonus”) composed of cash and/or equity awards granted under the MarketWise, Inc. 2021 Incentive Award Plan (or any successor thereto), with such annual target incentives as may be determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, for the services you render under this Letter Agreement.

Exhibit 10.1

As a partner, you will continue to be responsible for all related taxes and withholdings, including, without limitation, federal and state income taxes, for any compensation you receive.

•Severance Plan. Subject to the approval of the Board or its designated Committee, you will be eligible to participate in the MarketWise, Inc. Executive Severance Plan (the “Severance Plan”), a copy of which is enclosed. The terms and conditions of the Severance Plan will govern your eligibility for, and entitlement to, severance benefits.

•Indemnification Agreement. You will be covered as an indemnitee under the indemnification agreement entered into by members of the Board and Company officers, and you will be covered as an insured under the contract of directors and officers liability insurance that insures other members of the Board and Company officers.
•Standard Benefits and Paid Time Off. You will be eligible to participate in all benefits which the Company makes generally available to its working partners in accordance with the terms and conditions of the benefit plans, Company policies, and IRS guidelines, including health insurance, dental insurance, vision insurance, paid time off and holidays, to the extent permitted by the terms of such plans and policies and applicable law. The Company reserves the right to modify or cancel any or all of its benefit programs at any time.
•Expenses. During your employment, your reasonable, documented business expenses will be reimbursed by the Company in accordance with its standard policies and practices.
•At-Will Service Relationship. Your service to the Company is not for any fixed period of time, and it is terminable at-will. Thus, either you or the Company may terminate your service relationship at any time, with or without cause, and with or without advance notice. The at-will nature of your service may only be modified in a writing signed by you and an authorized representative of the Company. Although not required, the Company requests that you provide at least twelve weeks’ advance written notice of your resignation, to permit you and the Company to arrange for a smooth transition of your workload and attend to other matters relating to your departure.
•Company Policies. You will be required to abide by all applicable Company policies, procedures, and guidelines that are in effect, and from time to time you will

Baltimore, Maryland	Delray Beach, Florida	Tampa, Florida	Arlington, Virginia

Exhibit 10.1

be required to acknowledge in writing that you have reviewed and will comply with the Company’s policies, procedures, and guidelines.
•Miscellaneous.
oDuring your continued service, you will devote your full-time best efforts and business time and attention to the business of the Company. You will not participate in any activities that could interfere with such service or present a conflict of interest, unless such participation is specifically permitted in a writing signed by an authorized representative of the Company.
oThis Letter Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor. You may not assign your rights or obligations under this Letter Agreement to another entity or person.
oThis Letter Agreement constitutes the entire understanding and agreement regarding the terms and conditions of your continued engagement to provide services to the Company. It supersedes all prior negotiations, communications, understandings, and agreements (whether written or oral) relating to the subject matter contained herein or therein, including, without limitation, any prior employment or other service agreements.
oThe terms of this Letter Agreement cannot be amended or modified (except with respect to those changes expressly reserved to the Company’s discretion in this Letter Agreement), without a written modification signed by you and an authorized representative of the Company. For purposes of construction of this Letter Agreement, any ambiguity shall not be construed against either party as the drafter.
oThe terms of this Letter Agreement are governed by the laws of the State of Maryland without regard to conflicts of law principles.
oIf any provision of this Letter Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Letter Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

Baltimore, Maryland	Delray Beach, Florida	Tampa, Florida	Arlington, Virginia

Exhibit 10.1

oThis Letter Agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals.
Please acknowledge your acceptance of the terms of this Letter Agreement by signing where indicated below.

Sincerely yours,

/s/ Van Simmons
Van Simmons
Chair, Compensation Committee of the Board of Directors of MarketWise, Inc.

ACKNOWLEDGED AND AGREED:

/s/ F. Porter Stansberry
F. Porter Stansberry

10/23/23
Date

Baltimore, Maryland	Delray Beach, Florida	Tampa, Florida	Arlington, Virginia